Exhibit 99.1

Analyst Contact:
John Renwick: (269) 961-9050

Media Contact:
Kris Charles, (269) 961-3799

Kellogg Company Announces retirement OF CFO
Global Finance Chief Ron Dissinger to step down at end of 2016

BATTLE CREEK, Mich. (May 5, 2016) - Kellogg Company (NYSE: K) announced today that Ron Dissinger has decided to retire as Chief Financial Officer at the end of 2016.
Dissinger will step down as CFO effective Dec. 31, but he will remain with Kellogg into 2017 to help ensure an orderly transition to his successor. An internal and external search for a new company CFO will now commence.
“Ron has had an extraordinary, nearly three-decade career with Kellogg, including the past six years as CFO and a highly valued member of our Global Leadership Team,” said John Bryant, Kellogg Company Chairman and CEO. “Over the years, we have relied on Ron’s business acumen, disciplined approach to finance and extensive knowledge of our global organization to provide strategic financial leadership across every aspect of our business.
“Ron has also led or played a central role in a number of other major initiatives that have helped to position Kellogg for the future,” noted Bryant. “These include acquisitions such as Pringles and Bisco Misr, as well as Kellogg Integrated Margin Management, Project K, Zero-Based Budgeting and the development of our 2020 Growth Plan.
“We thank Ron for his many contributions to Kellogg over the years, as well as for continuing to serve our company in 2017 before he transitions into retirement,” Bryant said.
About Kellogg Company
At Kellogg Company (NYSE: K), we strive to make foods people love. This includes our beloved brands - Kellogg's®, Keebler®, Special K®, Pringles®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Cheez-It®, Eggo®, Mini-Wheats® and more - that nourish families so they can flourish and thrive. With 2015 sales of $13.5 billion and more than 1,600 foods, Kellogg is the world's leading cereal company; second largest producer of cookies, crackers and savory snacks; and a leading North American frozen foods company. Through our Breakfasts for Better DaysTM global hunger initiative, we've provided more than 1.4 billion servings of cereal and snacks to children and families in need around the world. To learn more, visit www.kelloggcompany.com or follow us on Twitter @KelloggCompany, YouTube and on Social K.